Exhibit 99.1

Investor Relations:	February 4, 2015 - Southern Copper Corporation (NYSE and BVL: SCCO)

Raul Jacob (602) 264-1375 southerncopper@southernperu.com.pe www.southerncoppercorp.com

•                  During the fourth quarter 2014 (“4Q14”) higher copper, silver and zinc sales volume offset lower metal prices. Net sales for the 4Q14 were $1,471.3 million, only 0.2% lower than 3Q14 net sales of $1,474.6 million despite having a 5.5% lower copper price during this period. Year 2014 (“Y2014”) net sales were $5,787.7 million maintaining the same level as in 2013 because of improved operational performance and capital investments that reduced costs and increased copper and molybdenum production in 2014 despite lower prices of copper (-7%), silver (-20%) and gold (-10%).

•      EBITDA(i) in 4Q14 was $664.0 million, 3.4% lower than the $687.5 million in 3Q14. Margin decreased from 46.6% to 45.1%. EBITDA in Y2014 was $2,728.3 million (47.1% margin).

•      Net income in 4Q14 increased to $348.0 million (23.7% of net sales), 7.3% higher than the net income of $324.3 million (22.0% of net sales) in the 3Q14. Net Income Y2014 was $1,333.0 million.

•      Copper production for 2014 increased 9.7% to 676,599 metric tons from 617,019 metric tons in 2013. In the 4Q14, copper production increased 9.2% to 183,616 metric tons from 168,210 metric tons in 3Q14. This increase was the result of higher production at our Mexican operations, mainly at the Buenavista mine, and at our Peruvian operations.

•      By-product production: annual molybdenum production increased by 16.2% to 23,120 tons in 2014 from 19,897 tons in the prior year. Mined silver production increased 14.9% to 3.4 million ounces in 4Q14 from 3.0 million ounces in 3Q14. Also, zinc production increased 20.0% to 15,980 metric tons in 4Q14 from 13,318 metric tons in 3Q14, due to production capacity recovery at our IMMSA facilities.

•      Operating cash cost(ii) per pound of copper before by-product credits was $1.77 in 4Q14, a 9.4% improvement compared to 3Q14. Operating cash cost per pound of copper net of by-product credits was $1.09 in 4Q14. For the year 2014, operating cash cost per pound of copper before and net of by-product credits were $1.89 and $1.05, respectively.

•      Capital expenditures for the Y2014 were $1,534.8 million from the budget of $2,300 million because of the delay in the Buenavista and Toquepala expansion programs. In 2015, we will continue our investment program to increase copper production capacity by approximately 89% from our 2013 production level of 617,000 tons to 1,165,000 tons by 2018. For 2015, the Board of Directors approved a capital expenditure program of $2,687 million mainly to (i) conclude the expansion of the Buenavista mine, which will reach a production capacity of 488,000 tons of copper per year; (ii) expansion of Toquepala which will increase annual production capacity by 100,000 tons of copper and; (iii) construction of our new project in Peru “Tia Maria” which will produce 120,000 tons of copper cathodes per year.

FOURTH QUARTER AND YEAR 2014 RESULTS	SOUTHERN COPPER

•      Dividends: On January 29, 2015, the Board of Directors authorized a dividend of $0.10 per share payable on March 3, 2015, to shareholders of record at the close of business on February 17, 2015.

•      On January 29, 2015 the Board of Directors approved a $1 billion share repurchase program.

Commenting on the Company’s results and the future outlook, Mr. German Larrea, Chairman of the Board, said “We are pleased to announce that in 2014 the Company has obtained the environmental impact studies approval of our major Peruvian projects of Tia Maria and Toquepala. We are moving forward to bring these important projects to completion. These projects will add 220,000 annual tons of copper and 3,100 tons of molybdenum to our production capacity. In addition, Buenavista projects in Mexico, while still in process, have increased our annual production of copper and molybdenum. When completed, Buenavista will add additional annual production capacity of 308,000 tons of copper and 4,600 tons of molybdenum. These major projects will enhance SCC’s leadership as one of the lowest cost copper producers.”

	Fourth Quarter					Twelve Months
			Variance					Variance
	2014	2013	$	%		2014	2013	$	%
	(in millions except per share amount and %s)
Sales	$1,471.3	$1,535.2	$(63.9)	(4.2)%		$5,787.7	$5,952.9	$(165.2)	(2.8)%
Cost of sales	752.9	765.4	(12.5)	(1.6)%		2,840.5	2,862.7	(22.2)	(0.8)%
Operating income	525.5	616.8	(91.3)	(14.8)%		2,232.7	2,540.7	(307.9)	(12.1)%
Environmental reclamation	43.8	N.A.	43.8	N.A.		91.4	N.A.	91.4	N.A.
EBITDA(1)	664.0	726.9	(62.9)	(8.7)%		2,728.3	2,955.9	(227.6)	(7.7)%
EBITDA margin	45.1%	47.3%	(2.2)%	(4.7	)pp	47.1%	49.7%	(2.6)%	(5.2	)pp
Net income	$348.0	$406.2	$(58.2)	(14.3)%		$1,333.0	$1,618.5	$(285.5)	(17.6)%
Net income margin	23.7%	26.5%	(2.8)%	(10.6	)pp	23.0%	27.2%	(4.2)%	(15.3	)pp
Income per share	$0.43	$0.48	$(0.05)	(10.4)%		$1.61	$1.92	$(0.31)	(16.1)%
Capital expenditures	$423.8	$512.8	$(89.0)	(17.4)%		$1,534.8	$1,703.3	$(168.5)	(9.9)%

Capital Expenditures

Mexican Projects

Buenavista Projects: We continue developing our $3.4 billion investment program at this unit which is expected to increase its copper production capacity by approximately 175%, as well as molybdenum production by 42%.

Mine Expansion: to date we have received sixty-one 400-ton capacity trucks, seven shovels and eight drills required for the mine expansion; with an investment of $510.8 million. All of this equipment is currently in operation.

The new Copper Molybdenum Concentrator has an annual production capacity of 188,000 tons of copper and 2,600 tons of molybdenum. The project will also produce 2.3 million ounces of silver and 21,000 ounces of gold per year. The project has a 92.2% progress with an investment of $978.5 million out of the approved capital budget of $1,383.6 million. The project is expected to be completed in the 3Q15. All major equipment is on site and has been installed.

(1)  http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx

SX-EW III Plant: Performance testing for this facility was successfully completed and technical full capacity has been achieved in accordance with the design flow rate of the plant. Estimated annual production for the plant is 120,000 tons of copper cathodes. Capital budget of $444.0 million has been invested.

Crushing, Conveying and Spreading System for Leachable Ore (Quebalix IV): This project main objective is to reduce processing time and mining and hauling costs; it will also increase production by improving SX-EW copper recovery. It has a crushing and conveying capacity of 80 million tons per year and is expected to be completed in the 4Q15. The project has a 49.4% progress with an investment of $117.7 million out of the approved capital budget of $340 million.

Peruvian Projects

Toquepala Projects: Through December 31, 2014, we have invested a total of $346.0 million in Toquepala projects. On December 17, 2014 we received governmental approval of the EIA for the Toquepala concentrator expansion, which will allow us to continue developing this important project. The Toquepala concentrator expansion will increase annual production capacity by 100,000 tons of copper and 3,100 tons of molybdenum at a total capital cost of approximately $1.2 billion.

Cuajone Projects: Through December 31, 2014, we have invested $40.6 million of a budget of $45 million on the HPGR project, which will produce a more finely crushed material. The engineering and the purchase of equipment have been completed and the project has reached 99% completion. The project is expected to generate cost savings, improve copper recovery and reduce power consumption in the crushing process. Through December 2014, the implementation of the HPGR project and the variable cut-off ore grade project implemented in 2013, have produced an estimated 23,500 tons of copper.

The project to improve slope stability at the south area of the Cuajone mine will remove approximately 148 million tons of waste material. This project will improve mine design without reducing current production level. The mine equipment acquired includes one shovel, five 400-ton capacity trucks, one drill and auxiliary equipment which will be reallocated to our mine operations once the project is finished. Besides preparing the mine for the future, this investment will avoid a reduction in average ore grade. As of December 31, 2014, 14 million tons of waste material have been removed and activities will continue for four additional years. As of December 31, 2014, we have invested $67.7 million in this project.

Tia Maria Project: We received approval of Tia Maria´s EIA. Tia Maria, when completed, will represent an investment of approximately $1.4 billion to produce 120,000 tons of copper cathodes per year. This project will use state of the art technology with the highest international environmental standards.  We expect it to generate 3,500 jobs during the construction phase. When in operation, Tia Maria will directly employ 600 workers and indirectly another 2,000. Through its expected twenty-years of life, the project related services will create significant business opportunities in the Arequipa region.

In addition, the Company intends to implement social responsibility programs in the Arequipa region similar to those established in the communities near its other Peruvian operations.

Conference Call

The Company’s fourth quarter and twelve months earnings conference call will be held on Wednesday, February 4, 2015, beginning at 12:00 M — EST (12:00 M Lima and 11:00 AM Mexico City time).

To participate:

Dial-in number:           888-771-4371 in the U.S.

847-585-4405 outside the U.S.

Raul Jacob, SCC Vice President of Finance & CFO

Conference ID:            38905049 and “Southern Copper Corporation Fourth Quarter and Year 2014 Earnings Results”

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2014	3.19	3.24	9.93	0.92	20.46	1,293.95
2Q 2014	3.08	3.10	13.45	0.94	19.62	1,288.54
3Q 2014	3.17	3.16	12.62	1.05	19.63	1,281.92
4Q 2014	3.00	2.98	9.22	1.01	16.45	1,200.36
Average 2014	3.11	3.12	11.30	0.98	19.04	1,266.19

1Q 2013	3.60	3.60	11.28	0.92	30.03	1,630.47
2Q 2013	3.24	3.25	10.80	0.83	23.10	1,413.65
3Q 2013	3.21	3.23	9.36	0.84	21.39	1,327.54
4Q 2013	3.24	3.28	9.60	0.87	20.77	1,272.47
Average 2013	3.32	3.34	10.26	0.87	23.82	1,411.03

Variance: 4Q14 vs. 3Q14	(5.4)%	(5.7)%	(26.9)%	(3.8)%	(16.2)%	(6.4)%
Variance: 4Q14 vs. 4Q13	(7.4)%	(9.1)%	(4.0)%	16.1%	(20.8)%	(5.7)%
Variance: 2014 vs. 2013	(6.3)%	(6.6)%	10.1%	12.6%	(20.1)%	(10.3)%

Source:  Silver — COMEX; Gold and Zinc — LME; Molybdenum — Metals Week Dealer Oxide

Production and Sales

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2014	2013	%	2014	2013	%
Copper (tons)
Mined	183,612	165,062	11.2%	676,599	617,019	9.7%
3rd party concentrate	4	1,846	(99.8)%	5,993	20,049	(70.1)%
Total production	183,616	166,908	10.0%	682,592	637,068	7.1%
Smelted	124,024	116,766	6.2%	561,939	545,082	3.1%
Refined and Rod	184,634	158,595	16.4%	735,610	704,418	4.4%
Sales	180,249	168,358	7.1%	656,802	627,032	4.7%

Molybdenum (tons)
Mined	5,710	5,848	(2.4)%	23,120	19,897	16.2%
Sales	5,797	5,853	(1.0)%	23,150	19,940	16.1%

Zinc (tons)
Mined	15,980	23,854	(33.0)%	66,614	99,372	(33.0)%
Refined	26,984	25,976	3.9%	92,133	97,692	(5.7)%
Sales	26,596	25,882	2.8%	91,387	99,127	(7.8)%

Silver (000s ounces)
Mined	3,400	3,643	(6.7)%	12,992	13,513	(3.9)%
Refined	3,648	3,593	1.5%	13,348	15,573	(14.3)%
Sales	4,089	4,134	(1.1)%	14,552	16,582	(12.2)%

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2014	2013	VAR %	2014	2013	VAR %
	(in millions, except per share amount)

Net sales:	$1,471.3	$1,535.2	(4.2)%	$5,787.7	$5,952.9	(2.8)%
Operating cost and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	752.9	765.4	(1.6)%	2,840.5	2,862.7	(0.8)%
Selling, general and administrative	27.3	25.6	6.6%	103.5	102.6	0.9%
Depreciation, amortization and depletion	104.5	110.4	(5.3)%	445.0	396.0	12.4%
Exploration	17.3	17.0	1.8%	74.6	51.0	46.3%
Environmental reclamation	43.8	—	100.0%	91.4	—	100.0%
Total operating costs and expenses	945.8	918.4	3.0%	3,555.0	3,412.3	4.2%

Operating income	525.5	616.8	(14.8)%	2,232.7	2,540.7	(12.1)%

Interest expense, net of capitalized interest	(26.5)	(43.5)	(39.1)%	(138.6)	(196.6)	(29.5)%
Other income (expense)	(9.8)	(0.3)	3,166.7%	(40.8)	19.3	(311.4)%
Interest income	3.3	4.2	(21.4)%	15.3	20.0	(23.5)%
Income before income tax	492.5	577.2	(14.7)%	2,068.6	2,383.3	(13.2)%
Income taxes	149.3	175.4	(14.9)%	754.6	780.0	(3.3)%
Net income before equity earnings of affiliate	343.2	401.8	(14.6)%	1,314.0	1,603.3	(18.0)%
Equity earnings of affiliate	6.0	5.7	5.3%	23.9	20.9	14.4%
Net Income	349.2	407.5	(14.3)%	1,337.9	1,624.2	(17.6)%

Less: Net income attributable to non-controlling interest	1.2	1.3	(7.7)%	4.9	5.7	(14.0)%

Net Income attributable to SCC	$348.0	$406.2	(14.3)%	$1,333.0	$1,618.5	(17.6)%
Per common share amounts:
Net income attributable to SCC common shareholders — basic and diluted	$0.43	$0.48	(10.4)%	$1.61	$1.92	(16.1)%
Dividends paid	$0.12	$0.12	—	$0.46	$0.68	(32.4)%

Weighted average shares outstanding (Basic and diluted)	816.6	838.3		828.2	842.7

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	December 31,	December 31,
	2014	2013
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$401.7	$1,672.7
Short-term investments	338.6	208.3
Accounts receivable	621.9	597.8
Inventories	766.0	712.8
Other current assets	283.5	243.3
Total current assets	2,411.7	3,434.9

Property, net	7,472.8	6,476.2
Related parties receivable	161.2	161.2
Leachable material, net	583.2	376.3
Intangible assets, net	109.9	110.2
Deferred income tax	282.1	180.7
Other assets	287.9	256.5
Total assets	$11,308.8	$10,996.0

LIABILITIES
Current liabilities:
Current portion of long-term debt	$200.0	—
Accounts payable	549.7	$493.2
Income taxes	102.7	7.5
Accrued workers’ participation	198.0	192.4
Other accrued liabilities	128.2	90.5
Total current liabilities	1,178.6	783.6

Long-term debt	4,006.0	4,204.9
Deferred income taxes	91.2	244.9
Other liabilities	43.9	76.0
Asset retirement obligation	152.5	124.8
Total non-current liabilities	4,293.6	4,650.6

EQUITY
Stockholders’ equity:
Common stock	3,353.5	3,349.2
Treasury stock	(1,900.6)	(1,216.6)
Accumulated comprehensive income	4,351.6	3,401.0
Total stockholders’ equity	5,804.5	5,533.6
Non-controlling interest	32.1	28.2
Total equity	5,836.6	5,561.8

Total Liabilities and equity	$11,308.8	$10,996.0

As of December 31, 2014 and December 31, 2013 there were 812.6 million and 835.3 million shares outstanding, respectively.

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
	(in millions)

OPERATING ACTIVITIES
Net income	$349.2	$407.5	$1,337.9	$1,624.2
Depreciation, amortization and depletion	104.5	110.4	445.0	395.9
Deferred income tax	(100.7)	(98.1)	(233.7)	(97.2)
Cash used for operating assets and liabilities	(83.6)	76.2	(129.9)	(68.7)
Other, net	(28.6)	(0.9)	(59.5)	3.0
Net cash provided from operating activities	240.7	495.1	1,359.8	1,857.2

INVESTING ACTIVITIES
Capital expenditures	(423.8)	(512.8)	(1,534.7)	(1,703.3)
Sale (purchase) of short-term investment, net	(130.5)	155.2	(130.3)	(74.0)
Other, net	—	8.7	4.9	32.4
Net cash used for investing activities	(554.3)	(348.9)	(1,660.1)	(1,744.9)

FINANCING ACTIVITIES
Debt repaid	—	(5.0)	—	(10.0)
Dividends paid	(98.0)	(100.8)	(381.0)	(573.8)
Distributions to non-controlling interest	(0.3)	(0.3)	(1.0)	(1.4)
SCC common shares buyback	(293.8)	(157.4)	(682.8)	(281.4)
Other	0.3	0.2	1.4	1.3
Net cash used for financing activities	(391.8)	(263.3)	(1,063.4)	(865.3)

Effect of exchange rate changes on cash	35.2	(5.5)	55.0	(33.8)

Decrease in cash and cash equivalents	$(670.2)	$(122.6)	$(1,308.7)	$(786.8)

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry.  The Company is a NYSE and Lima Stock Exchange listed company that is 85.2% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange.  The remaining 14.8% ownership interest is held by the international investment community.  The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

1440 E Missouri Ave, Suite 160

Phoenix, AZ 85014, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 33 — PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.>

(i) EBITDA is a common non-GAAP measure useful for our management as an indicator of Company’s ability to produce income from its operations. See reconciliation of EBITDA to GAAP net earnings on our website http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx.

(ii) Operating cash cost is a non-GAAP measure useful as a management tool to track our performance and better allocate our resources. It is also useful to readers of the financial statements for analysis and comparability purposes. See reconciliation of operating cash cost to GAAP cost of sales on our website http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx.